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                                                               EXHIBIT 21.1

                       SUBSIDIARIES OF THE REGISTRANT

MIDWEST BANC HOLDINGS, INC.

     Midwest Bank and Trust Company

         Midwest Trust Services, Inc.

     Midwest Bank

         Midwest One Mortgage Services, Inc.

     Midwest Bank of McHenry County

     The National Bank of Monmouth

     First Midwest Data Corp.